NEWS RELEASE

Rockwell Collins appoints Robert Perna senior vice president, general counsel

CEDAR RAPIDS, Iowa (December 18, 2013) - Rockwell Collins today announced that Robert J. Perna, has been appointed senior vice president and general counsel for the company, effective Jan. 13, 2014. Perna will succeed Gary Chadick, who has announced his resignation to pursue other interests.

Chadick will remain with the company as senior vice president and secretary until Feb. 7, after which Perna will assume the full title of senior vice president, general counsel and secretary.

“Bob’s global perspective and acquisition experience will be especially beneficial as we actively pursue our long-term global growth strategy,” said Rockwell Collins CEO and President Kelly Ortberg. "We're grateful for the outstanding service that Gary has provided, and we certainly wish him all the best.”

Perna, 49, has been practicing law for 25-years. He served most recently as vice president, general counsel and secretary for AM Castle & Co. He also held in-house counsel positions at Navistar International, GE Capital Rail Services and CNH Global. Perna has a JD from George Washington University and Bachelor of Science in finance from Pennsylvania State University.

About Rockwell Collins
Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management, and simulation and training is delivered by a global workforce, and service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

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